EXHIBIT 99.5

FINANCIAL STATEMENTS

OF

THE UNITED ILLUMINATING COMPANY

AS OF AND FOR THE THREE MONTHS ENDED

MARCH 31, 2011 AND 2010

(UNAUDITED)

TABLE OF CONTENTS

Page
Number

Financial Statements:

Statement of Income for the three months ended March 31, 2011 and 2010	3

Balance Sheet as of March 31, 2011 and 2010	4

Statement of Cash Flows for the three months ended March 31, 2011 and 2010	6

Statement of Changes in Shareholders’ Equity	7

Notes to the Financial Statements	8

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,

	2011	2010

Operating Revenues	$198,226	$220,276

Operating Expenses
Operation
Purchased power	49,263	75,348
Operation and maintenance	56,338	51,402
Transmission wholesale	17,022	15,476
Depreciation and amortization	24,286	27,241
Taxes - other than income taxes	18,263	17,704
Total Operating Expenses	165,172	187,171
Operating Income	33,054	33,105

Other Income and (Deductions), net (Note H)	5,621	3,846

Interest Charges, net
Interest on long-term debt	10,099	8,932
Other interest, net	(58)	292
	10,041	9,224
Amortization of debt expense and redemption premiums	413	371
Total Interest Charges, net	10,454	9,595

Income Before Income Taxes, Equity Earnings	28,221	27,356

Income Taxes (Note E)	11,858	10,717

Income Before Equity Earnings	16,363	16,639
Income from Equity Investments	2,062	8

Net Income	$18,425	$16,647

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET

ASSETS
(In Thousands)
(Unaudited)
	March 31,	March 31,
	2011	2010
Current Assets
Unrestricted cash and temporary cash investments	$6,957	$5,174
Restricted cash	3,636	1,338
Utility accounts receivable less allowance of $3,400 and $4,500, respectively	96,330	89,398
Other accounts receivable	11,283	11,373
Unbilled revenues	36,900	40,281
Current regulatory assets	40,876	48,066
Deferred income taxes	20,607	4,796
Current portion of derivative assets (Note A), (Note K)	6,886	3,304
Other current assets	14,006	12,372
Total Current Assets	237,481	216,102

Other investments
Equity investment in Related Party (Note H)	64,842	1
Other	8,485	7,688
Total Other investments	73,327	7,689

Net Property, Plant and Equipment	1,377,082	1,175,097

Regulatory Assets (future amounts due from customers through the ratemaking process)	634,319	600,321

Deferred Charges and Other Assets
Unamortized debt issuance expenses	7,084	6,627
Related party note receivable (Note H)	62,483	114,423
Other long-term receivable	1,281	1,284
Derivative assets (Note A), (Note K)	43,470	27,546
Other	7,468	422
Total Deferred Charges and Other Assets	121,786	150,302

Total Assets	$2,443,995	$2,149,511

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

LIABILITIES AND CAPITALIZATION
(In Thousands)
(Unaudited)
	March 31,	March 31,
	2011	2010
Current Liabilities
Line of credit borrowings	24,000	7,000
Current portion of long-term debt	62,283	54,426
Accounts payable	92,023	73,257
Dividends payable	19,300	14,400
Accrued liabilities	32,253	27,209
Current regulatory liabilities	42,422	13,505
Interest accrued	8,282	7,416
Taxes accrued	(19,464)	38,592
Current portion of derivative liabilities (Note A), (Note K)	19,908	3,627
Total Current Liabilities	281,007	239,432

Noncurrent Liabilities
Pension accrued	124,801	142,420
Connecticut Yankee contract obligation	16,474	20,081
Other post-retirement benefits accrued	52,706	48,052
Derivative liabilities (Note A), (Note K)	185,902	96,263
Other	21,895	6,679
Total Noncurrent Liabilities	401,778	313,495

Deferred Income Taxes (future tax liabilities owed to taxing authorities)	350,094	275,306

Regulatory Liabilities (future amounts owed to customers through the ratemaking process)	73,108	81,803

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt, net of unamortized discount and premium	670,460	630,457

Common Stock Equity
Common stock	1	1
Paid-in capital	529,730	469,730
Retained earnings	137,817	139,287
Net Common Stock Equity	667,548	609,018

Total Capitalization	1,338,008	1,239,475

Total Liabilities and Capitalization	$2,443,995	$2,149,511

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
(In Thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2011	2010
Cash Flows From Operating Activities
Net income	$18,425	$16,647
Adjustments to reconcile net income
to net cash provided by operating activities:
Depreciation and amortization	24,699	27,612
Deferred income taxes	11,629	(4,874)
Stock-based compensation expense (Note A)	1,658	1,128
Pension expense	6,968	6,019
Undistributed (earnings) in equity investments	(2,062)	(8)
Excess generation service charge	(1,423)	(10,434)
Deferred transmission expense	6,608	5,398
Other non-cash items, net	(4,362)	112
Changes in:
Utility accounts receivable, net	(4,015)	(10,542)
Unbilled revenues and other accounts receivable	6,498	8,093
Prepayments	(5,729)	(4,031)
Accounts payable	(6,428)	(7,396)
Interest accrued	(2,628)	119
Taxes accrued	(1,263)	24,285
Accrued liabilities	(10,523)	(5,945)
Accrued pensions	(39,928)	(320)
Other assets	36	256
Other liabilities	2,337	371
Total Adjustments	(17,928)	29,843
Net Cash provided by Operating Activities	497	46,490

Cash Flows from Investing Activities
Related party note receivable (Note H)	(500)	(6,650)
Plant expenditures including AFUDC debt	(75,220)	(46,703)
Changes in restricted cash	(1,237)	2,357
Net Cash (used in) Investing Activities	(76,957)	(50,996)

Cash Flows from Financing Activities
Equity infusion from parent	60,000	-
Debt borrowings, net of discount	500	6,650
Line of credit borrowings (repayments), net	24,000	7,000
Payment of common stock dividend	(13,300)	(9,000)
Other	-	(318)
Net Cash provided by Financing Activities	71,200	4,332

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	(5,260)	(174)
Balance at beginning of period	12,217	5,348
Balance at end of period	6,957	5,174

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$31,718	$17,036

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CHANGES IN SHAREHOLDER'S EQUITY
March 31, 2011 and 2010
(Thousands of Dollars)
(Unaudited)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of March 31, 2009	100	$1	$388,221	$131,954	$520,176

Net income				60,733	60,733
Cash dividends				(53,400)	(53,400)
Equity infusion from parent			81,000		81,000
Allocation of benefits - ESOP			509		509
Balance as of March 31, 2010	100	$1	$469,730	$139,287	$609,018

Net income				65,530	65,530
Cash dividends				(67,000)	(67,000)
Equity infusion from parent			60,000		60,000
Balance as of March 31, 2011	100	$1	$529,730	$137,817	$667,548

The accompanying Notes to the Financial Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED)

(A)	BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899. It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes.

UI is also a 50-50 joint venturer, together with NRG Energy, Inc. (NRG), in GenConn Energy LLC (GenConn), a project selected to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP).

The accounting records for UI are also maintained in accordance with the uniform systems of accounts prescribed by the Federal Energy Regulatory Commission (FERC) and the DPUC.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

Certain immaterial amounts that were reported in the Balance Sheet and Statement of Cash Flows in previous periods have been reclassified to conform to the current presentation.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Regulatory Accounting

UI’s regulatory assets and liabilities as of March 31, 2011 and 2010 included the following:

	Remaining	March 31,	March 31,
	Period	2011	2010
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$288,277	$308,722
Income taxes due principally to book-tax differences	(b)	9,427	37,640
Connecticut Yankee	5 years	16,474	20,081
Unamortized redemption costs	11 to 23 years	13,507	14,310
Pension and other post-retirement benefit plans	(c)	171,279	165,010
Contracts for differences	(d)	155,522	75,274
Excess generation service charge	(e)	10,135	-
Deferred Pension and post-retirement expense		-	8,618
Other	(b)	10,574	18,732
Total regulatory assets		675,195	648,387
Less current portion of regulatory assets		40,876	48,066
Regulatory Assets, Net		$634,319	$600,321

Regulatory Liabilities:
Accumulated deferred investment tax credits	33 years	$4,868	$5,014
Deferred gain on sale of property	(a)	37,798	37,798
Middletown/Norwalk local transmission network service collections	40 years	22,978	23,551
Pension and other post-retirement benefit plans	4 to 8 years	3,303	524
Deferred transmission expense	(f)	33,644	-
Excess generation service charge	(e)	-	9,072
Other	(b)	12,939	19,349
Total regulatory liabilities		115,530	95,308
Less current portion of regulatory liabilities		42,422	13,505
Regulatory Liabilities, Net		$73,108	$81,803

(a) Asset/Liability relates to the Competitive Transition Assessment (CTA).  Total CTA costs recovery is currently projected to be completed in 2015, with stranded cost amortization expected to end in 2013.
(b) Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities.
(c) Asset life is dependent upon timing of final pension plan distribution; balance is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits" (Note G).
(d) Asset life is equal to delivery term of related contracts (which vary from approximately 9 - 16 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K).
(e) Working capital allowance for generation service charge; this amount fluctuates based upon cash inflows and outflows in a given period.
(f) Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.

Derivatives

UI is party to contracts and involved in transactions that have been determined to be derivatives and are discussed below.

The fair value of the gross derivative assets and liabilities as of March 31, 2011 and 2010 were as follows:

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)
	March 31, 2011
	(In Thousands)

		Deferred Charges	Current	Noncurrent
	Current Assets	and Other Assets	Liabilities	Liabilities

Derivative assets/(liabilities), gross	$6,886	$43,470	$(19,908)	$(185,902)

	March 31, 2010
	(In Thousands)

		Deferred Charges	Current	Noncurrent
	Current Assets	and Other Assets	Liabilities	Liabilities

Derivative assets/(liabilities), gross	$3,304	$27,546	$(3,627)	$(96,263)

Contracts for Differences (CfDs)

As directed by the Connecticut Department of Public Utility Control (DPUC), UI and CL&P each executed two CfDs.  The cost of the contracts will be paid by customers and will be subject to a cost-sharing agreement whereby approximately 20% of the cost is borne by UI customers and approximately 80% by CL&P customers.  As of March 31, 2011, UI has recorded the following amounts in the accompanying Balance Sheet related to its CfDs:  a gross derivative asset of $50.3 million, a regulatory asset of $155.5 million and a gross derivative liability of $205.8 million ($142.8 million of which related to its portion of CL&P’s derivative liabilities).  See Note (K) “Fair Value Measurements” for additional CfD information.

On February 7, 2010, an explosion occurred at the construction site of a 620-megawatt plant being built by Kleen Energy Systems, LLC (Kleen), one of four capacity resources selected in 2008 by the DPUC to create new or incremental capacity resources.  CL&P has executed the CfD with the Kleen project which is subject to the cost-sharing agreement between UI and CL&P.  Kleen reports that it continues to rebuild its facility and on April 15, 2011, in its quarterly progress report, reported that commercial operation of the facility will commence on or about June 1, 2011, at which time payments under the CfD will begin.

During 2010, UI adjusted a probability assumption in its expected cash flow analysis based on management’s assessment of the probability of the project reaching commercial operation which significantly reduced the fair value of the related regulatory asset and derivative liability on its Balance Sheet.  Subsequent increases to the same assumption in 2010 and 2011 have resulted in a corresponding increase in the related regulatory asset and derivative liability.  These changes did not have an impact on UI’s Statement of Income.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

The unrealized gains and losses from mark-to-market adjustments to derivatives recorded in regulatory assets or regulatory liabilities for the three month periods ended March 31, 2011 and 2010 were as follows:

	Three Months Ended
	March 31,
	2011	2010
	(In Thousands)

Regulatory Assets - Derivative liabilities	$40,161	$(62,456)

Regulatory Liabilities - Derivative assets	$6,332	$98

The adjustments to the expected cash flow analysis, as discussed above, resulted in changes in UI’s projected derivative liability relating to CL&P’s CfD with Kleen.  The changes in this derivative liability were the primary reasons for the unrealized loss during the three month period ended March 31, 2011.

Stock-Based Compensation

Pursuant to the UIL Holdings 2008 Stock and Incentive Compensation Plan (2008 Stock Plan), a target amount of 111,230 performance shares was granted to certain members of management in February 2011; the average of the high and low market price on the date of grant was $30.69 per share.  Such shares vest at the end of three years.

Total UI stock-based compensation expense for the three month periods ended March 31, 2011 and 2010 was $1.7 million and $1.1 million, respectively.

Variable Interest Entities

UI has identified Connecticut Yankee Atomic Power Company (Connecticut Yankee) and GenConn as variable interest entities (VIEs), which were not subject to consolidation as UI is not the primary beneficiary because it does not have a controlling financial interest, as defined in ASC 810 “Consolidation,” in either VIE.  For further discussion of GenConn, see Note (C) “Regulatory Proceedings –Equity Investment in Peaking Generation.”  For further discussion of Connecticut Yankee, see Note (J) “Commitments and Contingencies.”

Income Taxes

Effective January 1, 2011, UI changed its method of accounting for income taxes for interim reporting periods from the discrete-period approach to the estimated annual effective tax rate approach as defined in ASC 740 “Income Taxes.”.  The change conforms the methodology for determining income taxes for interim periods for UIL Holdings and all of its subsidiaries.  The change in accounting will be reflected in the interim financial statements through retrospective application and does not impact annual reporting.

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock; no pare value, outstanding as of March 31, 2011 and 2010.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

Long-Term Debt

As of March 31, 2011, borrowings under the existing credit facility (EBL) used by UI to fund its commitments as 50% owner of GenConn were $62.3 million.  The remaining balance under the EBL must be repaid upon the earlier of its maturity date or the attainment of commercial operation for GenConn Middletown.  The original maturity date of the loan was April 19, 2011, but was extended to July 31, 2011.

(C)  REGULATORY PROCEEDINGS

Rates

In rulings throughout 2009, the DPUC issued its final decision regarding UI’s application requesting an increase in distribution rates (the 2009 Decisions), the results of which provided for an allowed distribution return on equity of 8.75%, a decrease from the previously approved 9.75%, and a capital structure of 50% equity and 50% debt, compared to the previously approved 48% equity and 52% debt capital structure.  The 2009 Decisions continued the prior earnings sharing mechanism structure, applying to the new 8.75% allowed return, whereby 50% of any earnings over the allowed twelve month level is returned to customers and 50% is retained by UI.  Additionally, the 2009 Decisions provided for a two year pilot program for full decoupling of distribution revenues from sales.

On April 1, 2010, UI filed its ratemaking proposal and underlying decoupling analysis for the 2009 rate year ended February 3, 2010.  On September 1, 2010, the DPUC issued its final decision in this matter approving a decoupling charge totaling approximately $1.6 million to be recovered from ratepayers over a twelve month period commencing in October 2010.  In addition to the decoupling charge, the DPUC also approved a pension and earnings sharing over-recovery credit totaling approximately $3.6 million to be refunded to ratepayers over the same twelve month period commencing in October 2010.  The DPUC also approved the continuance of the decoupling pilot program beyond the 2010 rate year and until such time that a final decision is reached regarding whether to continue, modify or terminate the decoupling mechanism.  UI expects such determination to be made in connection with UI’s 2010 rate year decoupling results, which were filed with the DPUC on April 4, 2011.

In December 2010, UI received a letter ruling approving rates effective January 1, 2011 incorporating the above mentioned distribution rate changes along with previously approved changes to the Generation Services Charges (GSC), Non-Bypassable Federally Mandated Congestion Charges, transmission and systems benefits charges.  Additionally, last resort service GSC rates have been approved for the period through June 30, 2011.

Power Supply Arrangements

UI has wholesale power supply agreements in place for the supply of all of its standard service customers for all of 2011, 60% for 2012 and 10% for 2013.  Supplier of last resort service is procured on a quarterly basis.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and also qualify for the “normal purchase, normal sale” exception under ASC 815.  As such, UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt was to fall below investment grade.  In October 2010, Moody’s Investor Services released its updated credit opinion for UI and maintained its Baa2 rating with a stable outlook.  In October 2010, Standard & Poor’s released its updated credit opinion for UI, maintaining its BBB rating with a stable outlook.  If UI’s credit rating were to decline one rating and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings to fall below investment grade at either rating service.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty day period immediately preceding the default notice.  If such a situation had been in effect as of March 31, 2011, UI would have had to post approximately $13.6 million in collateral.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (NU), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions sited in Connecticut:  (1) the Greater Springfield Reliability Project, (2) the Interstate Reliability Project and (3) the Central Connecticut Reliability Project.  Recently NU informed UI that it will be revising its cost estimate for the Connecticut portion of these projects.  Previously NU had projected that the cost of the Connecticut portion of these projects would be approximately $828 million.  UI will update its projected investment once the revised estimate is provided by NU.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the Connecticut portions of the NEEWS projects.  Based upon NU's previously projected costs, UI had expected this amount to approximate $69 million.  As assets are placed in service, CL&P will transfer title to certain transmission assets to UI in proportion to its investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Also, under the terms of the Agreement, there are certain circumstances under which CL&P can terminate the Agreement, but such termination would not affect assets previously transferred to UI.

Through March 31, 2011, UI has made deposits totaling $7.2 million in NEEWS and expects to make the remaining investments over a period of three to five years, depending on the timing and amount of CL&P’s capital expenditures and the projects’ in service dates.

Equity Investment in Peaking Generation

UI is a 50-50 joint venturer with NRG in GCE Holding LLC, whose wholly owned subsidiary, GenConn, was chosen by the DPUC to build and operate two new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.  The two new peaking generation projects are located at NRG’s existing Connecticut plant locations in Devon and Middletown.  The DPUC has approved 2011 revenue requirements for the GenConn Devon facility of $36.8 million for the period of January 1, 2011 through December 31, 2011 and for the GenConn Middletown facility of $22.6 million for the period of June 1, 2011 through December 31, 2011.  UI’s income from its equity investment in GenConn was $2.1 million and zero for the three month periods ended March 31, 2011 and 2010, respectively.

(D)  SHORT-TERM CREDIT ARRANGEMENTS

As of March 31, 2011, there was $24.0 million outstanding under the revolving credit agreement, dated as of November 17, 2010, entered into by and among UIL Holdings and its regulated subsidiaries including UI, together with a group of banks named therein (the Credit Facility).  Under the Credit Facility, UI has a standby letter of credit outstanding in the amount of $0.4 million which expires on December 31, 2011.  Available credit under the Credit Facility at March 31, 2011 totaled $225.6 million for UI.  UI records borrowings under the Credit Facility as short-term debt, but the Credit Facility provides for longer term commitments from banks allowing UI to borrow and reborrow funds, at its option, until its expiration on November 17, 2014, thus affording UI flexibility in managing its working capital requirements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(E) INCOME TAXES

	Three Months Ended
	March 31,
	2011	2010

Income tax expense (benefit) consists of:
Current
Federal	$1,340	$13,076
State	(1,074)	2,549
Total current	266	15,208
Deferred
Federal	9,264	(3,220)
State	2,365	(1,651)
Total deferred	11,629	(4,871)

Investment tax credits	(37)	(37)

Total income tax expense	$11,858	$10,717

The combined statutory federal and state income tax rate for UI during the three month periods ended March 31, 2011 and 2010 was 40.4%.

Differences in the treatment of certain transactions for book and tax purposes occur which cause the rate of UI’s reported income tax expense to differ from the statutory tax rate described above.  The effective book income tax rate for both the three month periods ended March 31, 2011 and March 31, 2010 was 39.2%.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

(G)  PENSION AND OTHER BENEFITS

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings and UI.  UI also has a non-qualified supplemental pension plan for certain employees and a non-qualified retiree-only pension plan for certain early retirement benefits.  During the three months ended March 31, 2011, UIL Holdings contributed $39.9 million to the UI Pension Plan.  Additional contributions during the remainder of 2011 are expected to be approximately $12.0 million.

UI has established a supplemental retirement benefit trust and through this trust purchased life insurance policies on certain officers of UI to fund the future liability under the non-qualified supplemental plan.  The cash surrender value of these policies is included in “Other investments” on the Balance Sheet.

The following tables represent the components of net periodic benefit cost for pension and other postretirement benefits (OPEB) for the three month periods ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$1,849	$1,780	$358	$340
Interest cost	5,299	5,272	962	982
Expected return on plan assets	(5,474)	(4,767)	(426)	(438)
Amortization of:
Prior service costs	161	162	(25)	(26)
Transition obligation (asset)	-	-	255	265
Actuarial (gain) loss	3,507	3,078	502	488
Net periodic benefit cost	$5,342	$5,525	$1,626	$1,611

The following actuarial weighted-average assumptions were used in calculating net periodic benefit cost for the three month periods ended March 31, 2011 and 2010:

	Three Months Ended March 31,
	Pension Benefits		Other Postretirement Benefits
	2011	2010	2011	2010
Discount rate	5.10%-5.35%	5.65%-5.85%	5.30%	5.80%
Average wage increase	3.80%	3.80%	N/A	N/A
Return on plan assets	8.25%	8.50%	8.25%	8.50%
Composite health care trend rate (current year)	N/A	N/A	8.50%	9.50%
Composite health care trend rate (2018 forward) (1)	N/A	N/A	5.00%	5.00%

(1) For the period ended March 31, 2010, the health care trend rate was applicable for 2019 forward.
N/A – not applicable

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)
(H)  RELATED PARTY TRANSACTIONS

UI is a 50-50 joint venturer with NRG in GCE Holding LLC, whose wholly owned subsidiary, GenConn, was chosen by the DPUC to build and operate new peaking generation plants to help address Connecticut’s need for power generation during the heaviest load periods.  GenConn had signed a promissory note (the Loan) with UI under which UI advanced up to an aggregate principal amount of $48.5 million to fund GenConn’s construction and other cash needs until permanent financing was arranged.  In connection with the EBL obtained by UI and the project financing obtained by GenConn on April 27, 2009, all outstanding balances on the Loan were replaced by a new promissory note, the balance of which was $62.3 million as of March 31, 2011.  See Note (B) “Capitalization – Long-Term Debt” for further discussion regarding the EBL.  Additionally, $0.5 million and $0.9 million of interest income related to the promissory note are included in “Other Income and (Deductions), net" in the accompanying Statements of Income, for the three month periods ended March 31, 2011 and 2010, respectively,  which is offset by the interest expense incurred by UI under the EBL.

A director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UI leases office space. UI’s lease payments for this office space for each of the three month periods ended March 31, 2011 and 2010 totaled $2.6 million and $2.7 million, respectively.

A director of UIL Holdings holds a position on the Board of Directors of People’s United Bank.  UI has a banking relationship with People’s United Bank in connection with the Credit Facility described in Note (D) “Short-Term Credit Arrangements.”  Such Director was not directly involved in any transaction between UI and People’s United Bank.

Inter-company Transactions

UI receives certain services from, and enters into certain inter-company transactions with, UIL Holdings.  Such transactions primarily relate to outside professional services and stock based compensation.  Costs of the services that are allocated amongst UI and UIL Holdings are based on actual direct costs incurred by the respective company, which are settled at the end of each month by way of inter-company billings and wire transfers.  At March 31, 2011 and 2010, the Balance Sheet reflects inter-company receivables of $1.0 million and $0.3 million, respectively, and inter-company payables of $7.8 million and $3.1 million, respectively.

Dividends/Capital Contributions

In 2010 and 2011, UI made wire transfers to UIL Holdings on a quarterly basis, representing an amount approximately equal to UI’s forecasted net income, in order to maintain its capitalization structure as allowed per the 2008 Rate Case.  For the years ended March 31, 2011 and 2010, UI accrued dividends to UIL Holdings of $19.3 million and $14.4 million, respectively.

(J)  COMMITMENTS AND CONTINGENCIES

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company (Connecticut Yankee), the carrying value of which was $0.2 million as of March 31, 2011.  In 1996, the Board of Directors of Connecticut Yankee voted unanimously to retire the Connecticut Yankee nuclear plant (the Connecticut Yankee Unit) from commercial operation.  Connecticut Yankee updates the cost of its remaining decommissioning activity, which consists primarily of ground water monitoring and nuclear fuel storage, at least annually, and provides UI with a projected recovery schedule depicting annual costs expected to be billed to UI, including a return on investment over the term of the projected recovery period.  The present value of these costs is calculated using UI’s weighted-average cost of capital and, after consideration of recoverability, recorded as a Connecticut Yankee Contract Obligation and a corresponding regulatory asset.  At March 31, 2011, UI has regulatory approval to recover in future rates (through the CTA) its $16.5 million regulatory asset for Connecticut Yankee over a term ending in 2015.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)
DOE Spent Fuel Litigation

In the Nuclear Waste Policy Act of 1982, Congress provided for the United States Department of Energy (DOE) to dispose of spent nuclear fuel and other high-level waste (hereinafter Nuclear Waste) from nuclear generating plants.  In 1983, Connecticut Yankee and the DOE entered into a standard disposal contract mandated by the Act which required the DOE to begin disposing of Connecticut Yankee’s Nuclear Waste by the end of January 1998.

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 contracts by the DOE.  In September 2010, the Court issued its decision in the remanded case and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001.  On November 8, 2010, the DOE appealed the decision to the United States Court of Appeals for the Federal Circuit and on November 19, 2010 Connecticut Yankee filed a notice of cross-appeal.  UI’s 9.5% ownership share would result in a payment of approximately $3.8 million which, if awarded, would be refunded to customers.

In December 2007, Connecticut Yankee filed a second set of complaints against the government seeking unspecified damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In July 2009, Connecticut Yankee provided the government with a second set of damage claims totaling approximately $135 million for damages incurred from January 1, 2002 through December 31, 2008.  UI’s 9.5% ownership share would result in a payment of approximately $12.8 million which, if awarded, would be refunded to customers.  As an interim measure until the DOE complies with its contractual obligation to dispose of Connecticut Yankee’s spent fuel, Connecticut Yankee constructed an ISFSI, utilizing dry-cask storage, on the site of the Connecticut Yankee Unit and completed the transfer of its Nuclear Waste to the ISFSI in 2005.

Environmental Concerns

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UI may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, and it may incur additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of UI.  Significant environmental issues known to UI at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In November 2010, the EPA made inquiry of UI regarding the storage of PCB materials from the time they were brought to UI’s Shelton, CT facility from the field until their shipment to an authorized disposal facility, from 2006 through June of 2010, and the maintenance of an annual document log in connection with the storage.  On January 14, 2011, the Company filed its response to this inquiry with EPA, setting forth the details of the Company’s PCB management policy and providing annual summaries for the referenced years.  On February 8, 2011, UI received an EPA subpoena requesting additional information concerning the annual summaries provided.  UI has responded to this subpoena.  At this time, UI cannot assess the potential financial impact, if any, of this inquiry.   As such, as of March 31, 2011, no liability related to this matter has been recorded.

In June 2006, UI executed an agreement with the City of Bridgeport and its Redevelopment Authority (the City) for the transfer of title of UI’s Steel Point property to the City.  Pursuant to a Memorandum of Understanding (MOU) among UI, the City of Bridgeport, and the City’s selected developer for the property, the City and developer released UI from any further liability with respect to the Steel Point property after title transferred, and the City and/or developer has indemnified UI for environmental matters related to the Steel Point property.  The Steel Point property includes the land up to the bulkhead.  The MOU provides that there is no indemnity for liability related to contaminated harbor sediments.  UI is not aware of any such claims.  UI would seek to recover any uninsured costs related to such sediments that are UI’s responsibility, to the extent incurred, through the CTA, in accordance with the ratemaking treatment approved in the DPUC’s July 2006 decision.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

A site on the Mill River in New Haven was conveyed by UI in 2000 to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, a fund of approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the site into compliance with applicable environmental laws.  Approximately $0.1 million of the escrow fund remains unexpended.  QE has since sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  UI is unaware of what agreement was reached between QE and Evergreen Power and Asnat regarding future environmental liability or what remediation activity remains to be undertaken at the site.  UI could be required by applicable environmental laws to finish remediating any subsurface contamination at the site if it is determined that QE and/or Evergreen Power and Asnat have not completed the appropriate environmental remediation at the site.  UI has not updated the original $1.9 million remediation estimate, and does not have specific knowledge of any remediation work done, or remaining to be done on behalf of QE or any subsequent owner.  In July 2008, Evergreen Power and Asnat submitted a claim to UI seeking compensation for environmental remediation on the property, including the existing building which remains on the site.   UI cannot presently assess the potential financial impact, if any, of this claim.  As such, as of March 31, 2011, no liability related to this claim has been recorded.

In April 1999, UI completed the sale of its Bridgeport Harbor Station and New Haven Harbor Station generating plants in compliance with Connecticut’s electric utility industry restructuring legislation.  With respect to the portion of the New Haven Harbor Station site that UI retained, UI has performed an additional environmental analysis, indicating that approximately $3.2 million in remediation expenses will be incurred.  Actual remediation costs may be higher or lower than what is currently estimated.  The required remediation is virtually all on transmission-related property and UI has accrued these estimated expenses, which were recovered in transmission rates.

From 1961 to 1976, UI owned a parcel of property in Derby, Connecticut, on which it operated an oil-fired electric generating unit.  For several years, the Connecticut Department of Environmental Protection (CDEP) has been monitoring and remediating a migration of fuel oil contamination from a neighboring parcel of property into the adjacent Housatonic River.  Based on its own investigation to date, UI believes it has no responsibility for this contamination.  If regulatory agencies determine that UI is responsible for the cost of these remediation activities, UI may incur substantial costs, no estimate of which is currently available.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system have filed lawsuits seeking payment for change order requests for approximately $34.5 million, plus interest and costs.  UI intends to defend the litigation.  To the extent that UI is required to satisfy any of the change order requests, UI would seek recovery through its transmission revenue requirement.

GenConn

The former general contractor responsible for the construction at the GenConn Devon facility has submitted change order requests totaling approximately $8.5 million and has asserted a delay and impact claim against GenConn Devon in the amount of approximately $16.9 million.  GenConn Devon is reviewing a report prepared on the contractor's behalf with respect to the delay claim, and will be continuing its review of the change order requests after reviewing the report.  The former general contractor has also claimed approximately $4.9 million as a final payment with respect to its prior work as general contractor for the GenConn Middletown facility.  GenConn Middletown disputed this claim, which was mediated on March 30, 2011.  As a result of such mediation, the parties agreed to settle the claim and have executed and delivered a settlement agreement.  GenConn Middletown has or will pay the agreed upon settlement amount upon satisfaction of certain conditions to be performed by the former general contractor.  To the extent that GenConn is required to pay all or a portion of these claims, as with other capital construction expenditures, GenConn would seek, and expect to recover, associated costs through its annual regulatory proceeding.  To the extent that there is any financial impact on GenConn, the effect on UI’s Financial Statements will be reflected in the carrying value of its 50% ownership position in GenConn and through “Income from Equity Investments” in the Statement of Income.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

In September 2010, UIL Holdings entered into a Sponsor Guaranty and Payment Agreement in favor of the Royal Bank of Scotland PLC, as Administrative Agent under the Project Financing arrangement, whereby UIL Holdings guarantees to pay an amount up to $6 million in respect of amounts related to the former general contractor’s claims and litigation expenses as they relate to such claims described above.  Given the assessment of this claim as described above, no liability has been recorded as of March 31, 2011.

In addition to the borrowings outstanding under the EBL as discussed in Note (B) “Capitalization – Long-Term Debt,” as well as $2.0 million equity investment made on April 21, 2011, UI may be required to make an additional equity investment of up to $7.0 million for the construction of the GenConn Middletown peaking generation facility.

(K) FAIR VALUE MEASUREMENTS

UI utilizes an income approach valuation technique to value the majority of its assets and liabilities measured and reported at fair value.  As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

The following tables set forth UI’s financial assets and liabilities, other than pension benefits and OPEB, which were accounted for at fair value on a recurring basis as of March 31, 2011 and December 31, 2010.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
March 31, 2011	(In Thousands)
Assets:
Derivative assets	$-	$-	$50,356	$50,356
Deferred Compensation Plan	2,394	-	-	2,394
Supplemental retirement benefit trust life insurance policies (Note G)	5,886	-	-	5,886
	$8,280	$-	$50,356	$58,636

Liabilities:
Derivative liabilities	$-	$-	$205,810	$205,810

Net fair value assets/(liabilities), March 31, 2011	$8,280	$-	$(155,454)	$(147,174)

March 31, 2010
Assets:
Derivative assets	$-	$-	$30,850	$30,850
Deferred Compensation Plan	2,153	-	-	2,153
Supplemental retirement benefit trust life insurance policies (Note G)	5,257	-	-	5,257
	$7,410	$-	$30,850	$38,260

Liabilities:
Derivative liabilities	$-	$-	$99,890	$99,890

Net fair value assets/(liabilities), December 31, 2010	$7,410	$-	$(69,040)	$(61,630)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS – (UNAUDITED) (Continued)

The determination of fair value of the derivative assets and liabilities, which primarily consist of contracts for differences, was based on a probability-based expected cash flow analysis that was discounted at the March 31, 2011 or December 31, 2010 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  In addition, UI performed an assessment of risks related to obtaining regulatory, legal and siting approvals, as well as obtaining financing resources and ultimately attaining commercial operation.   The DPUC has determined that changes in fair value associated with the contracts for differences are fully recoverable.  As a result, such changes have no impact on UI’s net income.

The fair value of the noncurrent investments available for sale is determined using quoted market prices in active markets for identical assets.  The investments primarily consist of money market funds.

Under the UIL Deferred Compensation Plan (DCP), directors, named executive officers and certain other executives may elect to defer certain elements of compensation.  Participants in the DCP are permitted to direct investments of their elective deferral accounts into ‘deemed’ investments consisting of non-publicly traded mutual funds available through variable insurance products, and Company common stock equivalents.  These investments, which are actively traded in sufficient frequency and volume to provide pricing information on an ongoing basis, are marked-to-market in accordance with ASC 815 based upon such pricing information.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the three month period ended March 31, 2011.

Three Months Ended
March 31, 2011
(In Thousands)

Net derivative assets/(liabilities), December 31, 2010	$(108,975)
Unrealized gains and (losses), net	(46,479)
Net derivative assets/(liabilities), March 31, 2011	$(155,454)

The following table sets forth a reconciliation of changes in the net regulatory asset/(liability) balances that were established to recover any unrealized gains/(losses) associated with the contracts for differences for the three month period ended March 31, 2011.  The amounts offset the net contract for differences liabilities included in the derivative liabilities detailed above.

Three Months Ended
March 31, 2011
(In Thousands)

Net regulatory assets/(liabilities), December 31, 2010	$108,975
Unrealized (gains) and losses, net	46,479
Net regulatory assets/(liabilities), March 31, 2011	$155,454